Exhibit 3.15

CERTIFICATE OF FORMATION

OF

NATIONAL MENTOR HEALTHCARE, LLC

This Certificate of Formation of National Mentor Healthcare, LLC (the “LLC”) is being duly executed and filed by Eleanor M. Coleman, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.Code Ann. §18-101, et seq.)

FIRST.  The name of the limited liability company formed hereby is:

National Mentor Healthcare, LLC

SECOND.  The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD.  The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned, an authorized person of the LLC, has caused this Certificate of Formation to be duly executed as of the 22nd day of October, 2004.

/s/ Eleanor M. Coleman
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:20 PM 10/22/2004
FILED 03:20 PM 10/22/2004
SRV 040764729 - 3871375 FILE

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A FOREIGN CORPORATION TO A

LIMITED LIABILITY COMPANY PURSUANT TO

SECTION 18-214 OF THE LIMITED LIABILITY

COMPANY ACT

1.)            The jurisdiction where the Corporation first formed is Massachusetts.

2.)            The jurisdiction immediately prior to filing this Certificate is Massachusetts.

3.)            The date the Foreign Corporation first formed December 2, 1985.

4.)            The name of the Foreign Corporation immediately prior to filing this Certificate is National Mentor Healthcare, Inc..

5.)            The name of the Limited Liability Company as set forth in the Certificate of Formation is National Mentor Healthcare, LLC.

By:	/s/ Gregory Torres
Authorized Person
Name:	Gregory Torres, Manager
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